Exhibit 99.1


                         GREENBRIAR CORPORATION SETTLES
                      INTERNAL REVENUE SERVICE EXAMINATION


FOR IMMEDIATE RELEASE
                                                         Contact: Gene Bertcher
                                                         Oscar Smith
                                                         Phone:   (972) 407-8400

Dallas, Texas, (Business Wire) August 2, 2004...announced today that it has entered into an agreement with the Internal Revenue Service (the "IRS") to resolve an examination arising out of the issuance, defeasance, and remarketing of certain tax-exempt bonds.

         As previously announced, the IRS indicated that it was considering assessing a penalty against the Company under section 6700 of the Internal Revenue Code because of the Company's participation in these transactions.

         In participating in the transactions, which occurred approximately 12 years ago, the Company relied on advice rendered by the investment banking firm of J.C. Bradford & Co., which is now an affiliate of UBS PaineWebber, and certain nationally-recognized law firms. The individual who directed the Company's participation in the transactions no longer is employed by the Company.

         Pursuant to the agreement, the Company remitted $216,000 to the IRS. As specified in the agreement, the Company agreed to treat the remittance as a penalty pursuant to section 6700. However, the Company expressly denied that it engaged in any conduct that would be subject to penalty under the tax law. Consequently, it entered into the agreement solely for the purpose of avoiding the expense and burden of further proceedings.

         Pursuant to a 2002 agreement between the IRS and UBS PaineWebber, the IRS agreed not to dispute or otherwise challenge the tax-exempt status of the bonds.

         The bonds in question were:

         - the Development Authority of Colquitt County Revenue Bonds (Southern Care Corporation Facility) Series 1991A and C;

         - the Development Authority of Richmond County Revenue Bonds (Southern Care Corporation Facility) Series 1991A and C;


         - the Savannah Economic Development Authority Revenue Bonds (Southern Care Corporation Facility) Series 1991A and C; and


         - the Washington Wilkes Payroll Development Authority Revenue Bonds (Southern Care Corporation Facility) Series 1991A and C (collectively, the "Bonds").

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